POLICY ON TRADING IN SECURITIES
OF
GRAPHIC PACKAGING HOLDING COMPANY

As Amended and Restated as of July 27, 2023

This memorandum sets forth the policy of Graphic Packaging Holding Company (the “Company”) with respect to trading in the Company’s common stock, other equity securities (such as preferred stock, warrants or options), debt securities (such as bonds and debentures) or derivative securities of the Company or its affiliates (“Company Securities”) while in possession of material non-public information relating to the Company. This policy applies to all directors, officers, employees and agents of the Company, including their immediate family members and others in their households (“Company Associates”).
The Company’s reputation for integrity and high ethical standards in the conduct of its affairs is of paramount importance. To preserve this reputation, it is essential that all transactions in Company Securities be effected in conformity with the securities laws and in a manner which avoids even the appearance of impropriety.
All Company Associates must familiarize themselves with this policy and comply with it. Violations of this Policy may result in severe civil and criminal penalties under the Federal securities laws, as well as disciplinary action by the Company, which may include termination of employment.
Prohibition Against Insider Trading and Tipping
It is unlawful for any Company Associate to purchase or sell Company Securities, either directly or indirectly, while in possession of material non-public information concerning the Company. It is also unlawful for any Company Associate to give material non-public information about the Company to another person who trades in Company Securities, even though the Company Associate “tipping” the information does not trade in the securities. Insider trading and tipping are civil and criminal violations of law. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency situation) are no exception.
Ensuring the confidentiality of non-public information is the single most important step to minimizing the risk of illegal insider trading and tipping. All Company Associates must seek to ensure the confidentiality of information to which they have access. This means that unless the information is otherwise publicly available, you must limit access to information to Company Associates having a reasonable “need to know” the information for the purpose of carrying out the assignment for which the information is furnished. Special confidentiality agreements may be required for others, including outside business associates and governmental agencies and trade associations, seeking access to material non-public information. Business conversations involving non-public information about the Company should be avoided in public places, such as elevators, hallways, lobbies, restrooms and public transportation facilities.
Material Non-Public Information
Whether information is material is difficult to evaluate in the abstract and is generally assessed on the basis of hindsight. There is always information about the Company that is not generally known to the public. Such information is “material” if it would be likely to affect the
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Company’s stock price, or if it would be relevant to a reasonable investor in making a decision about whether to buy, hold or sell Company Securities. Either positive or negative information may be material. Assuming such information is not publicly known, examples of material information are:
-    financial results;
-    financial forecasts and plans;
-    possible acquisitions, joint ventures and other major transactions;
-    major personnel or management changes;
-    information that would have an impact on earnings (such as unanticipated write-downs or gains and operating losses or gains);
-    the gain or loss of a significant customer or supplier;
-    a major lawsuit;
-    development of a significant new product or process;
-    a new issuance of stock or debt or other significant financing development; or
-    a possible change in control.
Material information about the Company should be considered to be non-public unless there is a certainty that it is publicly available. For example, unless the information has been disclosed in a press release, in a public filing made with a regulatory agency (such as the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the Securities and Exchange Commission), or in materials sent to shareholders or debt holders (such as an annual report, investor letter, prospectus or proxy statement) or is available through a news wire service or daily newspaper of wide circulation, and a sufficient amount of time has passed (i.e., at least one full business day) so that the information has had an opportunity to be digested by the marketplace, Company Associates should assume that the information is not public.
Additional Prohibited Transactions
The Company considers it improper and inappropriate for Company Associates to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that all Company Associates may not engage in any of the following transactions:
Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy.

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Publicly-Traded Options. A transaction in options (other than those that may be granted by the Company as compensation) is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that a Company Associate is trading based on inside information. Transactions in options also may focus the Company Associate’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)
Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a Company Associate to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the Company Associate to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, Company Associate may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits all Company Associates from engaging in such transactions.
Pledging of Securities and Margin Accounts. Securities held in a margin account may be sold by the broker without the owner’s consent if the owner fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold if the borrower defaults on the loan. Because such sales may occur at a time when the person who placed the securities in a margin account or pledged the securities as collateral is aware of material nonpublic information or is otherwise not permitted to trade in Company Securities, all Company Associates are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan.
Special Trading Restrictions on Designated Insiders
All Company Associates must avoid transactions in Company Securities if they are aware of material non-public information or if the type of transaction is specifically prohibited under this Policy. As well as these general prohibitions applying to all Company Associates, there are additional trading restrictions applicable to (1) all directors of the Company, (2) the Executive Officers of the Company (as designated by the Board of Directors), and (3) anyone in the Company having regular access as a part of his or her job to the consolidated financial results or projections of the Company (collectively, the “Designated Insiders”). A current list of Designated Insiders is maintained by the Law Department of the Company.
Purchases and sales of Company Securities by Designated Insiders will not be permitted at the following times (“Blackout Periods”):
1.    During the period commencing 14 days prior to the end of any fiscal quarter and ending one business day after the release of the Company’s quarterly or annual results;
2.    With respect to Company equity securities acquired in connection with a Designated Insider’s service to or employment by the Company, during any period of more than three consecutive business days during which the ability of at least 50% of the participants or beneficiaries under all ERISA individual account

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plans maintained by the Company to trade in such Company Stock is suspended by the Company or a fiduciary of the plan.
3.    During the four (4) business days before or following the public announcement by the Company of a stock repurchase plan or an amendment to an existing stock repurchase plan.
4.    Such other periods as to which Designated Insiders will be specifically advised.
Rule 10b5-1 Trading Programs
A Designated Insider may be able to trade in Company Securities during the Blackout Periods described in Items 1 and 4 listed above (but not Items 2 or 3), if the Designated Insider has entered into a Rule 10b5-1 trading program. This is a program allowed by the Securities and Exchange Commission that permits pre-planned trades by Designated Insiders. A Rule 10b5-1 trading program can be designed to allow purchases and sales even when the Designated Insider would be blocked by a Blackout Period or the possession of material, non-public information. A Designated Insider who wishes to set up such a program should work with his/her broker and provide the proposed trading program to the General Counsel for review and approval prior to implementing the trading program. It is the Company’s policy that Designated Insiders may make trades pursuant to a Rule 10b5-1 trading program provided that (i) such trading program meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as interpreted by the General Counsel of the Company or his/her designee; (ii) such trading program is adopted at a time when the Designated Insider would otherwise be able to trade under this policy, (iii) adoption of the trading program is expressly authorized by the General Counsel or his/her designee, (iv) no trade may occur under the trading program until the later of (A) ninety (90) days following the adoption or any modification of the trading program, or (B) two (2) business days following the disclosure in the Company’s periodic reports to the Securities and Exchange Commission of the Company’s financial results for the fiscal quarter in which the trading program was adopted or modified (but not to exceed one hundred and twenty (120) days following the adoption or modification of the trading program); (v) such trading program includes a representation certifying that at the time of adoption of a new or modified trading program, the Designated Insider was not aware of material non-public information about the Company or any Company Securities and that the Designated Insider is adopting the trading program in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1; and (vi) such trading program or another document contains a covenant to act in good faith at all times with respect to the trading program. Note that all trades by Section 16 Insiders (as defined below) pursuant to a 10b5-1 trading program must be reported to the Law Department and will be designated as having been made pursuant to a 10b5-1 trading program on the Form 4 or Form 5 reporting the trade. In addition, the Company will disclose the use of 10b5-1 trading programs in its quarterly filings with the Securities and Exchange Commission.
Transactions Under Company Plans
The restrictions on Company Associates with respect to trading while in possession of material non-public information and the restrictions on Designated Insiders with respect to Blackout Periods do not apply to the exercise of employee stock options, the vesting and payout of restricted stock units, or to the withholding of shares by the Company to satisfy the tax withholding requirements on either type of transaction. The restrictions do apply, however, to

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any sale of stock as part of a broker-assisted cashless exercise of stock options, or any other market sale for the purpose of generating the cash needed to pay the exercise price or taxes due.
The restrictions on Company Associates with respect to trading while in possession of material non-public information and the restrictions on Designated Insiders with respect to Blackout Periods also apply to certain elections an employee may make under the 401(k) savings plan, including: (a) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (b) an election to borrow money from a 401(k) plan account if the loan will result in a liquidation of some or all of the Company stock fund balance, and (c) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
Mandatory Procedures for Section 16 Insiders
Directors and Executive Officers, together with their immediate family members or other members of their household, and certain related trusts, partnerships and entities (“Section 16 Insiders”), may not engage in any transaction involving Company Securities without first obtaining preclearance of the transaction from the General Counsel or his/her designee. A request for pre-clearance should be submitted to the General Counsel or his/her designee at least one day in advance of the proposed transaction. The General Counsel will then determine whether the transaction may proceed. Once a pre-cleared transaction has been completed, you must provide the details of the transaction to the General Counsel or his/her designee immediately so that the transaction can be reported to the Securities and Exchange Commission in a timely manner.
Special Rules Applicable to Section 16 Insiders
Section 16 Insiders are subject to the reporting and short-swing profit recovery requirements of Section 16 of the Exchange Act. Section 16 Insiders:

(a)are required to file reports detailing their ownership of Company Securities and showing any changes in the amount owned or the form of such ownership;
(b)must avoid engaging in “short-swing trading” of Company Securities (when there is a purchase and a sale, or a sale and subsequent purchase of any type of Company Securities within a six month period) or the Section 16 Insider will be required to return any deemed “profits” under the Federal securities laws from this trading to the Company; and
(c)are specifically prohibited by law from engaging in short sales of Company Securities and similar speculative transactions.
Nearly all transactions in the Company’s equity securities by Section 16 Insiders must be reported to the Securities and Exchange Commission within two business days of the transaction. Transactions subject to the reporting requirements include, but are not limited to:
-purchases and sales of stock;
-stock, stock option, restricted stock unit and performance share award grants
-stock option exercises;
-transactions involving trusts;

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-the acquisition of stock through any Company retirement savings plan, stock accumulation plan or dividend reinvestment plan; and
-other transactions, such as gifts of stock.
Because of the short timeframe for reporting transactions and the technical nature of the forms, the Company’s Law Department will prepare and file the required reports with the Securities and Exchange Commission for all of the Company’s Section 16 Insiders, unless other arrangements are specifically made and approved by the General Counsel. To enable the Company to make such filings, each Section 16 Insider will be asked to sign and return a Power of Attorney authorizing such filings on his or her behalf.
Post-Termination Transactions
The Policy Statement continues to apply to transactions in Company Securities by any Company Associate even after he or she has terminated service as a director or employment. If a Company Associate is in possession of material nonpublic information when his or her service as a director or employment terminates, such Company Associate may not trade in Company Securities until such information has become public or is no longer material.
Assistance with Compliance
The ultimate responsibility for adhering to this Policy and avoiding improper securities transactions rests with each Company Associate. Any Company Associate who has any questions regarding the policy or who is unsure whether information relating to the Company is material, or whether it has been disclosed to the public, should contact Lauren S. Tashma, Executive Vice President, General Counsel and Secretary at (770) 240-7699, or by email at lauren.tashma@graphicpkg.com before taking any action.

Adopted 2008.05.20 - Revised 2014.11.20 - Amended and Restated 2023.07.27